Exhibit 10.1

RESOLUTION OF

THE BOARD OF DIRECTORS

OF

BANK OF HAWAII CORPORATION

WHEREAS, Bank of Hawaii Corporation (the “Company”) maintains the Bank of Hawaii Corporation Amended and Restated Director Stock Compensation Plan (including any predecessor plan, the “Plan”);

WHEREAS, the Board has determined that it is desirable to amend the terms of restricted stock awards granted under the Plan prior to the Company’s 2005 annual meeting of shareholders that are outstanding as of October 1, 2008 (“Restricted Stock”), including Restricted Stock issued upon the exercise of stock options granted under the Plan prior to the Company’s 2005 annual meeting of shareholders (“Options”), so that all such Restricted Stock, to the extent it has not previously vested, becomes fully vested on October 1, 2008; and

WHEREAS, the Board has further determined that it is desirable to amend the terms of any Options that are outstanding as of October 1, 2008 so that fully vested shares (rather than shares of restricted stock) are issued upon the exercise of such Options;

NOW THEREFORE, BE IT:

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered to enter into, in the name and on behalf of the Company, amendment agreements with each member of the Board who wishes to do so and who holds shares of Restricted Stock and/or Options to provide that, notwithstanding anything to the contrary in the applicable award agreements:

1.             The “Restriction Period” (as defined in the applicable award agreement) applicable to Restricted Stock (including any Restricted Stock acquired pursuant to the exercise of Options) shall, to the extent it has not previously terminated, terminate on October 1, 2008.

2.             Effective October 1, 2008, no “Restriction Period” shall apply to any shares theretofore or thereafter issued upon the exercise of any Option.

3.             Notwithstanding the provisions of items 1 and 2 above, to the extent the terms of a Restricted Stock or Option award would result in the lapsing of restrictions or the acceleration of vesting (as applicable) on an earlier date than the date provided in such provisions, such restrictions shall lapse on, or such vesting shall accelerate to, such earlier date instead.

FURTHER RESOLVED, that the Plan (including the Company’s Director Stock Compensation Program of which the Plan is a successor) shall be deemed to be, and hereby is, amended to the extent necessary to effectuate the amendments to outstanding award agreements authorized by the foregoing resolution.

FURTHER RESOLVED, that the officers of the Company be, and each of them individually hereby is, authorized and empowered, in the name and on behalf of the Company, to take such actions, and to execute and deliver any and all agreements, instruments and other documents, that such officer or officers deems necessary, appropriate or convenient to effectuate the purpose and intent of the foregoing resolutions.